EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction	Ownership
VistaPrint USA, Incorporated	Delaware, USA	100 % owned by VistaPrint Limited

VistaPrint Technologies Limited	Bermuda	100% owned by VistaPrint Limited

VistaPrint North American Services Corp.	Nova Scotia, Canada	100% owned by VistaPrint Limited

VistaPrint B.V.	The Netherlands	100% owned by VistaPrint Limited

VistaPrint Jamaica Limited	Jamaica	50% owned by VistaPrint Limited; 50% owned by VistaPrint Technologies Limited

VistaPrint Canada Limited	Nova Scotia, Canada	100% owned by VistaPrint Limited

VistaPrint Japan LLC	Japan	100% owned by VistaPrint Limited

VistaPrint Espana S.L.	Spain	100% owned by VistaPrint Limited

VistaPrint Development S.A.R.L.	France	100% owned by VistaPrint Limited

VistaPrint.com GmbH	Germany	100% owned by VistaPrint Limited